Exhibit 5.1



                                           File No.:  49709.000016




                        November 19, 1996




Board of Directors
Richfood Holdings, Inc.
8258 Richfood Road
Mechanicsville, Virginia  23111

                    Richfood Holdings, Inc.
               Registration Statement on Form S-8

Ladies & Gentlemen:

     We are acting as counsel for Richfood Holdings, Inc. (the "Company") in connection with its Registration Statement on Form S-8, as filed with the Securities and Exchange Commission, with respect to up to 2,225,000 shares of the Company's common stock, no par value, to be issued by the Company (the "Shares") pursuant to the Richfood Holdings, Inc. Amended and Restated Omnibus Stock Incentive Plan (the "Plan"). In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

     2. The Shares have been duly authorized and, when such shares have been issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                              Very truly yours,


                              Hunton & Williams